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Exhibit 10.7

APPLICATION SERVICE PROVIDER AGREEMENT

        This Application Service Provider Agreement (the "Agreement") is made as of February 1, 2001 (the "Effective Date") by and between TransactTools, Inc., together with its Affiliates ("TransactTools"), a corporation organized and existing under the laws of the State of Delaware having its principal place of business at 135 W. 29tb St., 9th Floor, New York, New York 10001, and Archipelago, LLC ("Customer"), a limited liability company having its principal place of business at 100 South Wacker Drive, Chicago, IL 60606.

        WHEREAS TransactTools owns ttCERT™, which is a scriptable application server architecture for testing network interfaces of complex business systems hosted at TransactTools1 facility;

        WHEREAS Customer desires to obtain access to ttCERT™ and TransactTools' application services; and

        WHEREAS TransactTools is willing to enter into an agreement with Customer whereby Customer and Customer's Trading Partners will obtain access to ttCERT™ on TransactTools' server to test and verify the business systems of Customer and of its Trading Partners.

        NOW, THEREFORE, the parties agree as follows:

DEFINITIONS

        The following terms, when capitalized, will have the meanings designated in this Definitions section:

        Access:    An event in which Customer or one of Customer's Trading Partners logs on to the TransactTools application services using an identifying "key" that has been given to Customer or to such Trading Partner by Customer.

        Affiliate:    Any entity or person directly or indirectly controlling, controlled by or under common control with Customer or any entity or person with whom Customer has a business relationship. For the purpose of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to Customer, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of Customer, whether through the ownership of voting securities or by contract or otherwise.

        Confidential Information:    Any and all information disclosed by either party to the other that is marked "confidential" or "proprietary," including orally conveyed information designated confidential at the time of disclosure provided that it is reduced to a written summary marked "confidential" that is supplied to the other party within 30 days of the oral disclosure, pricing, terms, attachments, exhibits and all information related to the software associated with this Agreement. Confidential Information shall be deemed to include the Licensed Software, and the TransactTools Testing Services. "Confidential Information" does not include any information that the receiving party can demonstrate is: (a) rightfully known prior to disclosure; (b) rightfully obtained from a third party authorized to make such a disclosure, without breach of the terms and conditions of this Agreement; (c) independently developed by the receiving party as demonstrated by contemporaneous documents; (d) available to the public without restrictions; (e) approved for disclosure with the prior written approval of the disclosing party; or (f) disclosed by court order or as otherwise required by law, provided that the party required to disclose the information provides prompt advance notice to enable the other party to seek a protective order or otherwise prevent such disclosure.

        Customer Scripts:    Scripts developed by Customer, or for Customer by TransactTools or its consulting partners, to simulate transactional business scenarios for the purpose of testing Customer's or Trading Partners' business application(s).

        Development License:    The license purchased by Customer pursuant to this Agreement, under the terms set forth in Exhibit C, that allows Customer to use the TransactTools Testing Services and the Licensed Software internally for development and execution purposes.

        Downtime:    The period in which packets are not being sent and received properly from TransactTools Servers, as defined in Exhibits.

        Licensed Software:    Proprietary ttCERT software in object code form only, and the Script Library, hosted on TransactTools Servers.

        Permitted Users:    Individuals employed or retained by Customer or its Trading Partners who have been identified to TransactTools and given a password to Access the TransactTools Testing Services and Licensed Software pursuant to this Agreement.

        Sandbox:    The limited area of the TransactTools Server where Customer Scripts will reside and be executed.

        Script:    A sequence of commands that can change the behavior of the ttCERT engine, including by causing it to emulate the behavior of some portion of Customer's trading system being tested.

        Script Library:    The library provided by TransactTools that contains Scripts belonging to TransactTools that may be modified and customized by Customer.

        Trading Partner:    Each company or entity having a business relationship with the Customer and requiring access to the TransactTools Testing Services for purposes of executing Customer Scripts. A Trading Partner may have one or more business applications to test against Customer Scripts. In cases in which the identity of a Trading Partner is unclear or there is a dispute between the parties as to whether more than one entity, or groups within a single entity, constitute one Trading Partner, the parties shall consult in good faith to resolve the conflict by whatever means necessary, and shall document such resolution in writing if requested by either party.

        Trading Partner License:    Each license purchased by Customer as provided in Exhibit C and given to a Trading Partner to allow such Trading Partner's Permitted Users to Access ttCERT for External Testing. Each Trading Partner License permits a Trading Partner to Access the TransactTools Testing Services for ten (10) actual days (24-hour periods), whether or not consecutive. Such license will be valid until the earlier of: (i) the date that all 10 days have been used up by the Trading Partner, or (ii) one year from the date such license is first used to Access the TransactTools Testing Services.

        A Trading Partner License may be shared among Permitted Users within a single Trading Partner organization; provided, however, that if more than one Permitted User Accesses the TransactTools Testing Services concurrently in one day, then the number of days used up on such Trading Partner License will be equal to the actual number of Permitted Users Accessing the services concurrently at any time during that day.

        TransactTools Testing Services:    Remote access of the TransactTools Licensed Software for purposes of development of Customer Scripts and testing and verification of Customer's and its Trading Partners' systems.

        TransactTools Support Services:    TransactTools' then current Support Services to be provided by TransactTools to Customer, a current copy of which is attached as Exhibit A.

        TransactTools Servers:    Computer hardware servers controlled and owned by TransactTools.

TERMS AND CONDITIONS

1.     Services.

  1.1
  TransactTools Testing Services: Subject to the terms of this Agreement, TransactTools will provide Customer with TransactTools Testing Services. TransactTools shall also provide TransactTools Support Services as set forth in Exhibit A.

  1.2
  Scheduled Available Time: TransactTools shall use reasonable efforts to make the TransactTools Testing Services available twenty-four (24) hours per day, seven (7) days a week, excluding:

  1.2.1
  Scheduled downtime for systems maintenance, including without limitation diagnostics, upgrades, and operations reconfiguration.

  1.2.2
  Unscheduled downtime caused by other forces beyond the immediate control of TransactTools, including software defects, hardware failures, or downtime caused by Customer's network or the Internet.

  1.3
  Unscheduled Downtime: In the event that TransactTools Servers experience Downtime, then Customer may be entitled to a credit, as set forth in Exhibit B. The credit described in this paragraph is Customer's sole and exclusive remedy related to Downtime.

  1.4
  Training and Development Services. Training and script development are not included in the TransactTools Support Services. If Customer desires to obtain such services, TransactTools may provide them pursuant to TransactTools' standard Professional Services Agreement.

2.     Licenses.

  2.1
  Licensed Software: Subject to the terms of this Agreement, TransactTools hereby grants to Customer a nonexclusive, limited, personal license to allow the Permitted Users to use the Licensed Software via the TransactTools Testing Services, in the Sandbox, solely for the purposes of developing and executing Scripts for integrating the Licensed Software, verifying Customer's application, QA, and testing the compatibility of Customer's application with its Trading Partners' systems. As part of its licensed use of the Licensed Software, Customer may incorporate portions of the Script Library into Scripts that Customer develops. Customer's rights in the Licensed Software will be limited to the limited license expressly granted in this Section 2. TransactTools reserves all rights and licenses in and to the Licensed Software not expressly granted to Customer under this Agreement.

  2.2
  License Restrictions. Unless otherwise provided for in this Agreement, Customer may not, nor permit any third party to: (a) copy the Licensed Software; (b) modify, translate or otherwise create derivative works of the Licensed Software; (c) disassemble, decompile or reverse engineer the object code or source code of the ttCERT software; (d) publish, or otherwise make available to any third party, any benchmark testing information or results; or (e) export or re-export the Licensed Software in violation of any United States export law or regulation.

  2.3
  Internal Testing Restrictions. Customer shall not use the TransactTools Testing Services for internal stress testing or similar load testing testing not in accordance with Section 2.1 above that would burden the TransactTools Servers.

  2.4
  Responsibility for Scripts. Customer acknowledges that TransactTools has no control over Customer's development of Scripts, the operation of those Scripts, or the effect such Scripts will have on Trading Partners' and Customer's systems. Customer acknowledges that it is solely responsible for any consequences of the operation of Customer Scripts and assumes all risk associated with such operation, and furthermore Customer agrees that TransactTools shall have no responsibility and no liability to Customer or Trading Partners for any loss or damage in any way caused or associated with the operation of Customer Scripts.

  2.5
  Customer Scripts. Customer hereby grants to TransactTools a non-exclusive, royalty-free, perpetual license to use Customer Scripts as necessary solely to provide the TransactTools Testing Services and TransactTools Support Services. TransactTools may copy, modify, execute and backup such Scripts, as necessary to perform its duties under this Agreement. Customer may restrict TransactTools' use of this license to purposes contemplated by this Agreement.

3.     Intellectual Property.

  3.1
  Transact Tools' Intellectual Property: TransactTools and its licensors (if any) exclusively own all intellectual property rights, title and interest in any ideas, concepts, know-how, documentation or techniques TransactTools provides under this Agreement, and all technology available on the TransactTools Servers (other than Customer Scripts, as provided below). Customer agrees and acknowledges that no title to the Licensed Software or any aspect of the TransactTools Testing Services shall pass to Customer under this Agreement.

  3.2
  Customer's Intellectual Property: Subject to the license granted by Customer in Section 2.5, Customer shall exclusively own all intellectual property rights (to the extent they do not overlap with the intellectual property rights in the Script Library), title and interest in the Customer Scripts and in any ideas, concepts, know-how, documentation, techniques or any Confidental Information related to the Customer's Trading Partners, Customer provides under this Agreement, provided however that Customer shall not gain any ownership interest in the Licensed Software, which shall at all times remain the property of TransactTools, and provided further that TransactTools shall own all intellectual property rights in the Script Library. Customer agrees not to challenge any such intellectual property rights owned by TransactTools in an action for infringement or otherwise. TransactTools agrees and acknowledges that no title to the Customer Scripts shall pass to TransactTools under this Agreement.

  3.3
  Retained Know-How. Customer acknowledges that TransactTools provides professional services and monitoring, configuring and testing services for other parties, and agrees that nothing herein will be deemed or construed to prevent TransactTools from carrying on such services. Nothing in this Agreement will preclude TransactTools from developing for itself, or for others-, materials that are competitive with those produced as a result of the services provided under this Agreement, irrespective of their similarity to items that may be developed by Customer under this Agreement. TransactTools will have the right to use techniques, methodologies, tools, ideas and other know-how gained during the performance of the services in the furtherance of its own business and to perfect all other intellectual property rights related thereto, including patent, copyrights (except as otherwise stated above) trademark and trade secrets.

4.     Permitted Users.

        Password Allocation.    Customer shall identify Customer employees and employees of Trading Partners who are Permitted Users and who will receive passwords and keys to use the Licensed Software and the TransactTools Testing Services for the purposes permitted by this Agreement. Customer shall provide to TransactTools a list of such Permitted Users separated according to Trading Partner, and shall provide periodic updates as necessary. Customer will take such actions as are necessary in order for it to maintain the confidentiality of, and prevent the unauthorized use of, each password and key, including entering into appropriate agreements with its Trading Partners and employees who are Permitted Users. Customer will immediately notify TransactTools in writing if Customer determines, or has reason to believe, that an unauthorized party has gained access to a password or key. Customer authorizes TransactTools to rely upon any information and/or instructions set forth in any data transmission using the assigned password or key, without making further investigation or inquiry, and regardless of the actual identity of the individual transmitting the same, in connection with the operation of TransactTools. Use of the assigned password or key, whether or not authorized by Customer, shall be solely the responsibility of and the risk of Customer. Customer shall indemnify, defend, and hold harmless TransactTools from any claim, proceeding, loss or damages based upon any use, misuse, or unauthorized use of Customer's or its Trading Partners' passwords and keys.

5.     Payment Obligations.

        Payment and Invoicing terms and obligations shall be as set forth on Exhibit C attached hereto.

6.     Confidential Information.

  6.1
  Agreement Terms: Under no circumstances may either party disclose any pricing or business terms related specifically to this Agreement, or any negotiations thereof, to any third party (including, but not limited to, competitors, industry analysts, press or media).

  6.2
  Obligation: Neither party will use any Confidential Information of the disclosing party except as expressly permitted in this Agreement or as expressly authorized in writing by the disclosing party. Each party shall use the same degree of care to protect the disclosing party's Confidential Information as it uses to protect its own Confidential Information of like nature, but in no circumstances less than reasonable care. Neither party is allowed to disclose the other party's Confidential Information to any person or entity other than the receiving party's officers, employees, consultants and legal advisors who need access to such Confidential Information to effect the intent of the Agreement. Each individual or entity receiving Confidential Information pursuant to this subsection must have entered into a written confidentiality agreement the sole objectives of which are to further the intent of this Section 6. Customer shall not disclose, orally or in writing, any benchmark tests of the Licensed Software to any third party. Each party agrees to notify the other of any unauthorized use or disclosure of Confidential Information and to provide reasonable assistance to such other party, and its licensors, in the investigation and prosecution of such unauthorized use or disclosure.

  6.3
  Deemed Confidential Information. The Licensed Software shall be deemed the Confidential Information of TransactTools, and the Customer Scripts shall be deemed to be Confidential Information of Customer.

7.     Term and Renewal.

Subject to the survival provision set forth below in Section 13, either party may terminate this Agreement upon 30-days' prior written notice. The payment terms of this Agreement set forth in Exhibit C shall be effective for a period of one year starting from the Effective Date ("Initial Term"). Upon expiration of the Initial Term, this Agreement may be renewed for successive one-year terms at TransactTools' then-current rates. Upon expiration of the Initial Term, the parties also may renegotiate the terms of Trading Partner Licenses without terminating this Agreement.

8.     Termination.

This Agreement, and any Exhibit referencing this Agreement, may be terminated as follows:

8.1
If Customer fails to make any payment due hereunder, and fails to cure such breach within 10 days after receiving written notice from TransactTools, then TransactTools may immediately and without further notice terminate this Agreement and declare all sums due, and to become due hereunder, immediately payable.

8.2
Except as set forth in Section 8.1 above, if either party materially breaches any term or condition of this Agreement and fails to cure such breach within 30 days after receiving written notice of the breach, the non-breaching party may terminate this Agreement on written notice at any time following the end of such 30-day period.

  8.3
  This Agreement may terminate immediately upon notice by TransactTools if a receiver is appointed to Customer, an assignee is appointed for the benefit of creditors of Customer, or in the event of Customer insolvency or Customer's inability to pay debts as they become due, except as may be prohibited by applicable bankruptcy laws. Such termination shall not be deemed a material breach of this Agreement, and Customer shall not incur any additional liability due to such termination.

  8.4
  Software: Upon termination or expiration of this Agreement, all Customer rights to TransactTools Testing Services and Licensed Software, including but not limited to the rights to use and Access, automatically terminate immediately. Customer will discontinue its use of the Licensed Software and the TransactTools Testing Services and return or provide verification of destruction related to any copy of any Confidential Information of TransactTools it may possess.

  8.5
  Return of Data: Subject to payment of all amounts due hereunder, and upon written request, TransactTools will provide to Customer such contents of the Sandbox that are owned by Customer, as such contents exist on the date of termination, in a standard data file format.

9.     Limitation of Liability.

  9.1
  IN NO EVENT WILL TRANSACTTOOLS' LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE SUM OF FEES PAID BY CUSTOMER FOR THE SERVICES GIVING RISE TO THE LIABILITY DURING THE ONE YEAR PERIOD IMMEDIATELY PRECEDING THE DATE THE ALLEGED LIABILITY AROSE. IN NO EVENT WILL TRANSACTTOOLS, ITS LICENSORS, OR ITS SUPPLIERS HAVE ANY LIABILITY TO CUSTOMER OR TRADING PARTNERS FOR ANY CONSEQUENTIAL OR INCIDENTAL LOSSES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOSS OF BUSINESS, LOSS OF USE OR OF DATA, ANY UNAUTHORIZED ACCESS TO, ALTERATION, THEFT OR DESTRUCTION OF CUSTOMER'S OR TRADING PARTNERS' COMPUTERS, COMPUTER SYSTEMS, DATA FILES, PROGRAMS OR INFORMATION, OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY AND WHETHER OR NOT TRANSACTTOOLS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE PARTIES AGREE THAT THE TERMS IN THIS LIMITATION OF LIABILITY SECTION REPRESENT A REASONABLE ALLOCATION OF RISK.

  9.2
  Disaster Recovery: TransactTools will make commercially reasonable efforts to create and protect back-up copies of Customer Scripts and other customer data. Subject to the above, TransactTools shall have no liability or duty of indemnification related to lost or corrupt Customer Scripts or data. This limitation of liability eliminates any duty or liability on the part of TransactTools related to lost or corrupt Customer Scripts or data resulting in part or in whole from third-party software or networking goods or services or from actions or events outside of its control.

10.   Warranty.

  10.1
  Mutual Warranty: Each party warrants to each other that it has the right and authority to enter into, and to grant the rights and perform the obligations described in, this Agreement.

  10.2
  Limited Warranty. Each party will perform its obligations hereunder in a good and workmanlike manner. The sole remedy and exclusive liability for breach of this warranty shall be reperformance of the breaching party's obligations.

  10.3
  Disclaimer: TransactTools specifically does not warrant that the Licensed Software or TransactTools Testing Services will meet all of Customer's requirements, that the use of the

    Licensed Software or TransactTools Testing Services will be uninterrupted or error-free, that patches or workarounds will be provided, or that errors will be corrected in Licensed Software updates, or in every case, or that TransactTools Testing Services will detect every bug in Trading Partners' and Customer's systems, or that Trading Partners' and Customer's systems will operate without error after testing. TransactTools disclaims any and all liability resulting from or related to any breach of Internet security or disruption of Customer's connections to the Internet, due to any reason beyond TransactTools' control.

  10.4
  Exclusive Warranty: THE ABOVE WARRANTY IS EXCLUSIVE. TRANSACTTOOLS MAKES NO OTHER WARRANTY OF ANY KIND, WHETHER WRITTEN OR ORAL, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE RELATING TO THE TERMS OF THE SOFTWARE, OR ANY MATERIALS OR SERVICES FURNISHED OR PROVIDED TO CUSTOMER UNDER THIS AGREEMENT.

  10.5
  As-Is Basis: THE SOFTWARE AND SERVICES ARE PROVIDED TO CUSTOMER UNDER THIS AGREEMENT ON AN "AS-IS" BASIS. TRANSACTTOOLS SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

11.   Indemnity.

  11.1
  TransactTools Indemnity: TransactTools will indemnify Customer from and against any loss, damage, liability or expense (including, but not limited to reasonable attorney's fees) incurred by or awarded against Customer, to the extent that it is based upon a claim that the Licensed Software, as provided by TransactTools to Customer under this Agreement and used within the scope of this Agreement, infringes any U.S. patent or copyright issued as of the Effective Date, or incorporates any misappropriated trade secrets. TransactTools' obligations to Customer under this Section shall only be valid provided that Customer: (a) promptly notifies TransactTools in writing of the claim; (b) grants TransactTools sole control of the defense and settlement of the claim, provided that TransactTools will not settle a pending matter without first notifying Customer; and (c) provides TransactTools with all assistance, information and authority required for the defense and settlement of the claim.

  11.2
  Injunctions. If Customer's use of any of the TransactTools Products hereunder is, or in TransactTools' opinion is likely to be, enjoined due to the type of infringement specified above, TransactTools may, at its sole option and expense: (a) procure for Customer the right to continue using such Licensed Software under the terms of this Agreement; (b) replace or modify such Licensed Software so that it is non-infringing and substantially equivalent in function to the enjoined Licensed Software; or (c) terminate Customer's rights and TransactTools' obligations hereunder with respect to such Licensed Software with no further liability.

  11.3
  Exclusions. TransactTools will have no indemnification obligation for any claim of infringement or misappropriation to the extent that it results in whole or part from: (a) modification to the Licensed Software made by a party other than TransactTools; (b) failure of Customer to use updated or modified Licensed Software provided by TransactTools to avoid a claim of infringement or misappropriation; (c) combination of the Licensed Software with other systems, products, processes or materials to the extent that such claim would have been avoided without such combination use of the Licensed Software; or (d) compliance by TransactTools with designs, plans or specifications furnished by or on behalf of Customer.

  11.4
  Customer Indemnity: Customer will indemnify TransactTools from and against any loss, damage, liability or expense (including, but not limited to reasonable attorney's fees) incurred by or awarded against TransactTools, to the extent that it is based upon a claim that Customer Scripts, or other Customer systems, materials or software, infringe any U.S. patent or copyright issued as of the Effective Date, or incorporate any misappropriated trade secrets. Customer's obligations to TransactTools under this Section shall only be valid provided that

    TransactTools: (a) promptly notifies Customer in writing of the claim; (b) grants Customer sole control of the defense and settlement of the claim; and (c) provides Customer with all assistance, information and authority required for the defense and settlement of the claim.

12.   Audit Rights.

  12.1
  Upon request from TransactTools from time to time, Customer shall provide TransactTools with reasonable-access during normal business hours to audit Customer's records evidencing (a) Customer's use of the Licensed Software and the TransactTools Testing Services and (b) amounts paid by Customer to TransactTools pursuant to this Agreement. Any information received by TransactTools as the result of such an audit shall be deemed Confidential Information of Customer.

  12.2
  If it is determined as a result of any such audit that there has been an underpayment by Customer of fees due TransactTools pursuant to this Agreement in an amount equal to five percent (5%) or more of the total amounts that were due for the period audited, then Customer shall reimburse TransactTools for any costs and expenses reasonably incurred by TransactTools to conduct such audit. Any fees found to have been incorrectly computed or paid shall be corrected in the next regular payment to TransactTools by Customer with late charges assessed as provided in Exhibit C.

13.   General.

  13.1
  Purchase Orders and Forms: The terms, provisions or conditions of any purchase order or any associated documentation used by Customer will be governed solely and exclusively by the terms of this Agreement, regardless of any failure of TransactTools to object to those terms, provisions or conditions.

  13.2
  Publicity: TransactTools and Customer may issue a mutually agreed upon press release announcing the relationship established by this Agreement, as well as other press releases as may be mutually agreed upon from time to time. TransactTools will have the right to include quotes from Customer in TransactTools press releases upon Customer's prior approval of such quotes, which approval will not be unreasonably withheld, conditioned or delayed. Customer agrees that TransactTools may use Customer's name, trademarks and logos in press releases, product brochures and similar marketing materials, financial reports and prospectuses indicating that Customer is a customer of TransactTools, and may use Customer as a reference for sales and public relations purposes.

  13.3
  Assignment: Neither party may assign any of its rights or delegate any of its obligations under this Agreement, whether by operation of law or otherwise, without the prior express written consent of the other party. Assignment without such consent shall be null and void. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

  13.4
  Amendment: The terms and conditions of this Agreement, may not be changed except by an amendment in writing, which references this Agreement and is signed by an authorized officer of each party.

  13.5
  Waiver: No failure or delay by either party in exercising any right or remedy under this Agreement shall operate or be deemed as a waiver of any such right or remedy.

  13.6
  Choice of Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

  13.7
  Arbitration and Equitable Relief: The parties agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by expedited arbitration to be held in the borough of Manhattan, New York City, New York, in accordance with the rules of the American Arbitration Association then in effect. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. TransactTools and Customer shall each pay one-half of the costs and expenses of such arbitration, and each of the parties shall separately pay its counsel fees and expenses. Nothing herein shall prevent either party from seeking emergency equitable relief in a court of law if necessary.

  13.8
  Notices: All notices required under this Agreement must be in writing and refer to the title and Effective Date of this Agreement. Notices shall be effective upon (a) actual delivery to the other party, if delivered in person, or by facsimile, or by national overnight courier; or (b) five business days after being mailed via U.S. postal service, postage prepaid. All notices shall be sent to the address stated in this Agreement or at such other address as either party may provide by advance written notice in accordance with this subsection.

  13.9
  Independent Entities: The parties are independent entities. Neither party shall be deemed to be an employee, agent, partner, joint venturer or legal representative of the other for any purpose, and neither shall have any right, power or authority to create any obligation or responsibility on behalf of the other, solely as a result of this Agreement.

  13.10
  Severability: Any provision of this Agreement that is held to be unenforceable in any jurisdiction shall be ineffective only as to that jurisdiction, and only to the extent of the unenforceability of such provision without invalidating the remaining provisions hereof.

  13.11
  Force Majeure: Except for Customer's obligations to make payment hereunder, neither party will be deemed to be in breach of this Agreement, or be entitled to damages or credits pursuant to this Agreement, for any failure or delay in performance caused by reasons beyond its reasonable control, caused by the other party or by an act of God, war, civil disturbance, court order, labor dispute, or other cause beyond its reasonable control, including without limitation failures or fluctuations in power, heat, light, air conditioning or telecommunications equipment.

  13.12
  Complete Understanding: This Agreement, including all Schedules, Exhibits and Attachments, constitutes the final and complete agreement between theparties regarding the subject matter hereof, and supersedes any prior or contemporaneous communications, representations or agreements between the parties, whether oral or written.

  13.13
  Survival. The respective rights and obligations under the Sections headed Confidential Information, Termination, and Limitation of Liability, in addition to any payment obligations incurred pursuant to this Agreement, shall survive the termination or expiration of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Accepted and Agreed:

Archipelago, LLC		TransactTools, Inc.
By:	/s/ MIKE CORMACK	By:	/s/ SAM JOHNSON
Name:	Mike Cormack	Name:	Sam Johnson
Title:	President	Title:	President

Exhibit A

SUPPORT SERVICES POLICIES

        The following will apply so long as they remain the standard support services terms of TransactTools and so long as Customer is in full compliance with all applicable license and/or service agreements between Customer and TransactTools.

        SCOPE OF SUPPORT SERVICES.    TransactTools shall use reasonable efforts to provide the following services for the TransactTools Testing Services during Regular Hours as defined below:

  •
  Enable standard e-mail and telephone support for up to 2 Customer employee contacts designated by Customer in writing to have access to the TransactTools support organization ("Authorized Contact Persons"). Additional contacts may be purchased, if so desired by the Customer. All inquiries to the TransactTools support organization must be made by an Authorized Contact Person.

  •
  Provide product updates and new releases that TransactTools, at its discretion, makes generally commercially available without additional charge.

        ERROR SEVERITY LEVELS.    TransactTools shall exercise reasonable efforts to correct any Error (as defined below) reported in the current unmodified release of Licensed Software in accordance with the Severity level reasonably assigned to such Error by TransactTools. Severity levels are defined below in the Definitions section of this Exhibit A.

        Severity 1 Errors—TransactTools shall promptly commence the following procedures upon notification of the problem during Regular Hours and upon confirmation by TransactTools that the Error is a Severity 1 Error:

        1.     Within the first four (4) business hours, TransactTools will document and commence recreation and resolution of the problem;

        2.     If resolution has not been determined after the initial four business hours, TransactTools will mobilize a technical team to troubleshoot the problem and define solution options;

          a)    TransactTools will assign a company representative to oversee and report on all corrective action activities;

          b)    A TransactTools company representative will initially notify Customer of problem resolution status and will report on the status every twenty-four (24) hours thereafter;

        Severity 2 Errors—TransactTools shall exercise reasonable efforts to provide a Fix as soon as an Error has been identified and the appropriate Fix developed.

        Severity 3 (or lower) Errors—TransactTools shall exercise reasonable efforts to include the Fix for the Error in a future release.

        Customer is responsible for providing sufficient information and data to allow TransactTools to readily reproduce all reported Errors. If TransactTools believes that a problem reported by Customer may not be due to an Error in a TransactTools Testing Service, TransactTools will so notify Customer.

        EXCLUSIONS.    TransactTools shall have no obligation to support: (i) altered or damaged TransactTools Testing Services or any portion of a TransactTools Testing Service incorporated with or into other software other than the Customer Scripts; (ii) TransactTools Testing Service problems caused by Customer's negligence, abuse or misapplication, use of TransactTools Testing Services other than as specified in the TransactTools user manual or other training materials, or other causes beyond the control of TransactTools; (iii) problems arising from the operation of Customer Scripts developed by or for Customer; (iv) questions and problems related to the development of such Scripts; or (iv) questions and problems associated with accessing Customer and Trading Partner systems.

        TERM AND TERMINATION.    TransactTools may elect, on thirty (30) days' notice, to discontinue TransactTools Support Services. After such time, any further product support must be negotiated with TransactTools, at its discretion.

DEFINITIONS.

  •
  "Error" means an error in a TransactTools Testing Service that significantly impairs such TransactTools Testing Service as compared to the TransactTools published product documentation.

  •
  "Fix" means the repair or replacement of object or executable code versions of a TransactTools Testing Service to remedy an Error.

  •
  "Severity 1 Error" means an Error that renders the product inoperative. When attempting to use the product, the user is prevented from performing a necessary function and there is no acceptable Workaround.

  •
  "Severity 2 Error" means an error in which major functionality is experiencing a reproducible problem that causes major inconvenience to the user. A Workaround may exist but it has high user impact.

  •
  "Severity 3 Error" means an Error in which an important function is experiencing an intermittent problem or a common non-essential operation is failing consistently.

  •
  "Telephone Support" means telephone or email technical support assistance provided by TransactTools to the Technical Support Contact during Regular Hours concerning the installation and use of the then-current release of a TransactTools Testing Services and the previous sequential release.

  •
  "Workaround" means a change in the procedures followed or data supplied by Customer to avoid an Error without substantially impairing use of a TransactTools Testing Services.

  •
  "Regular Hours" means 9:OOA to 6:OOP Eastern Time on the regular business days of TransactTools.

        THESE TERMS AND CONDITIONS DEFINE A SERVICE ARRANGEMENT AND NOT A PRODUCT WARRANTY. ALL PRODUCTS AND MATERIALS RELATED THERETO ARE SUBJECT EXCLUSIVELY TO THE WARRANTIES SET FORTH IN THE APPLICATION SERVICE PROVIDER AGREEMENT BETWEEN THE PARTIES. THESE TERMS AND CONDITIONS DO NOT CHANGE OR SUPERSEDE ANY PROVISION OF ANY SUCH AGREEMENT.

Exhibit B

UP TIME

        In the event Customer's Trading Partners experience any of the following and TransactTools determines in its reasonable judgment that such event was caused by TransactTools' failure to provide TransactTools Testing Services for External Testing for reasons within TransactTools' reasonable control and not as a result of any action or inaction of Customer or any third party (including Customer equipment and/or third party equipment), TransactTools will, upon Customer's request in accordance with paragraph C below, credit Customer's account as described below:

A.
Inability to Access the Servers. Except for the exclusions described in Section 1.2 of this Agreement, if Customer or Customer's Trading Partners are unable to transmit or receive information from TransactTools Servers to other portions of the Internet because TransactTools failed to maintain as operational the TransactTools Servers for more than four (4) consecutive hours, TransactTools will add one (1) additional day of service to the affected Trading Partner License(s). TransactTools' scheduled maintenance of the TransactTools Servers and TransactTools Testing Services, as described in the Rules and Regulations, shall not be deemed to be a failure of TransactTools to provide TransactTools Servers. This credit is limited to one day of credit per 24-hour service period.

B.
Downtime. If TransactTools discovers (either from its own efforts or after being notified by Customer) that Customer is experiencing packet loss in excess of eighty percent (80%) that is sustained for a time period of more than fifteen (15) minutes, then such outage will be deemed downtime ("Downtime"), and TransactTools will take actions necessary to determine the source of the Downtime.

(i)
Remedy of Downtime. If the Downtime remedy is within the sole control of TransactTools, TransactTools will use commercially reasonable efforts to remedy the Downtime within four (4) hours of determining the source of the Downtime. If the Downtime is caused from outside of the TransactTools local area network, TransactTools will notify Customer and will use commercially reasonable efforts to notify the party or parties responsible for the source and cooperate with it/them to resolve the problem as soon as possible.

(ii)
Failure to Determine Source and/or Resolve Problem. If TransactTools is unable to determine the source of and remedy the Downtime within the time periods described above (where TransactTools was solely in control of the source), TransactTools will add one (1) additional day of service to the affected Trading Partner License(s). This credit is limited to one day of credit per 24-hour service period.

C.
Credit. To receive any of the credits described in this section, Customer must notify TransactTools Customer Services within two (2) business days from the time Customer becomes eligible to receive a credit. Failure to comply with this requirement will forfeit Customer's right to receive a credit. Credits may only be applied to existing Trading Partner Licenses. A Trading Partner for whom no fees were paid cannot receive a credit. The credits described in this Exhibit B shall be Customer's exclusive remedy and TransactTools sole liability for any unavailability of the TransactTools Servers or TransactTools Testing Services.

D.
Maximum Credit. In the event that Customer is entitled to multiple credits arising from the same event, such credits shall not be cumulative. Customer shall be entitled to receive only the maximum single credit available for such event.

Exhibit C

PRICING

A.
Payment: The following pricing arrangements shall be valid during the one-year term of this Agreement. For External Testing, Customer shall pay TransactTools $[***] per Trading Partner License for the [***] licenses purchased, $[***] per Trading Partner License for the [***] licenses purchased, and $[***] for each additional Trading Partner License purchased thereafter. Notwithstanding the foregoing, Customer has a one-time option of pre-purchasing a block of Trading Partner Licenses at a cost of $[***] each.

For the Development License, Customer shall pay TransactTools a flat fee of $[***] per month during the initial term of this Agreement; provided, however, that such monthly fee shall be construed as a minimum charge, such that for each Trading Partner License purchased during a monthly invoice period, Customer shall receive a [***] for such month equal to [***].

To the extent that Customer grants Access to the TransactTools Testing Services to any person who is not identified to TransactTools as an employee of Customer or of a Trading Partner and a Permitted User, such individual shall be deemed to be the employee of an unidentified Trading Partner and Access by such individual will require Customer to use a Trading Partner License, based on the pricing and terms set forth above.

B.
Invoices: TransactTools will invoice Customer monthly. All invoices are due and payable in full within 30 days of date of the invoice. Any invoice not paid within 15 days of the due date will be deemed late, and will accrue late charges as of the date due. Late charges shall be at a rate of 1.5% per month, or the maximum rate allowed under law, whichever is lower, from the date such payment was due until the date paid. Customer agrees that it shall promptly notify TransactTools in writing of any dispute with any invoice, and that invoices for which no such notification is received shall be deemed accepted by Customer and true and correct fifteen (15) days after they are sent by TransactTools.

C.
Taxes: Customer shall be responsible for all sales taxes, use taxes and any other similar taxes and charges of any kind imposed by any federal, state or local governmental entity on the transactions contemplated by this Agreement, excluding U.S. federal and state and local taxes based upon TransactTools' income. Customer shall indemnify, defend, and hold harmless TransactTools from any losses or liability due to nonpayment of taxes for which Customer is responsible under this Agreement.

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

QuickLinks

  Exhibit 10.7
APPLICATION SERVICE PROVIDER AGREEMENT
TERMS AND CONDITIONS
Exhibit A SUPPORT SERVICES POLICIES
Exhibit B UP TIME
Exhibit C PRICING